BANCTRUST FINANCIAL GROUP ANNOUNCES

NINE MONTH AND THIRD QUARTER 2003 EARNINGS

(NASDAQ: BTFG)

Mobile, Alabama, November 5, 2003-----BancTrust Financial Group, Inc. announced today the results of the first nine months of 2003. Unaudited net income was $5,175,000 compared to $5,652,000 for the first nine months of 2002. Basic and diluted earnings per share for the first nine months of 2003 were $.59 and $.58, respectively, compared to $.65 for both basic and diluted earnings per share for the first nine months of 2002.

Net income for the third quarter of 2003 was $1,605,000 compared to $2,015,000 for the third quarter of 2002. On a per share basis, basic and diluted earnings per share were $.18 in the third quarter of 2003 compared to $.23 for the comparable quarter in 2002.

Total assets at September 30, 2003 increased to $682 million compared to $659 million a year ago, a 3.4% increase. Earning assets averaged $627 million in the first nine months of 2003 compared to $580 million in the same period in 2002, and average loans for the first nine months of 2003 totaled $435 million compared to $398 million for the same period in 2002. Deposits increased to $575 million at September 30, 2003 compared to $558 million a year ago.

Net interest revenue was $18.9 million for the first nine months of 2003, compared to $17.9 million for the same period in 2002. Non-interest expense was $17.2 million for the first nine months of 2003 compared to $15.1 million for the first nine months of 2002. The acquisition in April 2002 of BankTrust of Florida, formerly Wewahitchka State Bank, accounted for approximately one third of the increase in non-interest expense while increased personnel costs, especially costs related to the company's pension plan, contributed substantially to the remainder of the increase. Net charge-offs in the first nine months of 2003 were $1,622,000 compared to $990,000 in the same period of 2002 and, in response to this increase, the provision for loan losses was increased to $1.1 million in the first nine months of 2003 compared to $667 thousand for the comparable period in 2002. In the second quarter of 2003, BancTrust sold its credit card portfolios, resulting in a gain of $462 thousand.

The Board of Directors of BancTrust has declared a fourth quarter 2003 dividend of $.13 per share, payable January 2, 2004, to shareholders of record on December 12, 2003.

On July 24, 2003, BancTrust announced the signing of an Agreement and Plan of Merger providing for the merger of CommerceSouth, Inc. into BancTrust, with BancTrust as the surviving corporation. CommerceSouth, which has assets of approximately $320 million and is headquartered in Eufaula, Alabama, is the parent company of CommerceSouth Bank of Alabama and CommerceSouth Bank of Florida. At the conclusion of this transaction, BancTrust is expected to have over $1 billion in assets and 36 locations in Alabama and Florida. The merger, expected to be completed by the end of 2003, is subject to approval by the shareholders of CommerceSouth and BancTrust, approval by certain regulatory agencies and various other contingencies.

BancTrust currently operates 23 offices in Alabama and Florida and conducts business through its subsidiary banks and trust company: BankTrust in Mobile, Baldwin and Escambia Counties, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank, BankTrust of Florida, and South Alabama Trust Company. The common stock of the Company trades on the NASDAQ Small Cap Stock Market under the symbol BTFG.

This press release may contain certain "forward-looking" statements which state or express an opinion as to what may happen in the future. Any such statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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BANCTRUST FINANCIAL GROUP
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

EARNINGS:
Interest revenue	$8,323	$9,245	$25,467	$26,884
Interest expense	1,954	2,960	6,550	8,981

Net interest revenue	6,369	6,285	18,917	17,903

Provision for loan losses	237	250	1,144	667
Non-interest revenue	1,832	1,665	5,618	4,953
Securities gains, net	81	486	610	882
Gain on sale of credit cards	0	0	462	0
Non-Interest expense	5,808	5,300	17,161	15,056
Income before income taxes	2,237	2,886	7,302	8,015

Income tax expense	632	871	2,127	2,363

Net income	$1,605	$2,015	$5,175	$5,652

Net income per share:
Basic	$0.18	$0.23	$0.59	$0.65
Diluted	0.18	0.23	0.58	0.65

Cash dividends declared
per share	0.13	0.12	0.39	0.36

SEPTEMBER 30, STATEMENT
OF CONDITION:
	2003	2002
Total assets	$681,627	$659,138
Loans	443,517	407,072
Allowance for loan losses	5,878	6,475
Deposits	575,214	558,382
Shareholders' equity	81,420	81,399

AVERAGE BALANCES YTD:

Total assets	$677,663	$627,148
Earning assets	626,543	579,592
Loans	435,183	398,186
Deposits	569,825	532,730
Shareholders' equity	82,240	77,623

RATIOS AND OTHER DATA:

ROA YTD	1.02%	1.20%
ROE YTD	8.41%	9.74%
Total shareholders' equity to
total assets - September 30	11.94%	12.35%
Average shareholders' equity to
average total assets YTD	12.14%	12.38%
Net interest margin (te) YTD	4.21%	4.32%
Efficiency ratio YTD	64.93%	61.28%
Net loan charge-offs YTD	1,622	990
Nonperforming loans - September 30	2,662	4,045
Other real estate owned - September 30	1,609	520
Net charge-offs to average loans YTD	0.37%	0.25%
Nonperforming loans to total loans - September 30	0.60%	0.99%
Average shares outstanding - basic YTD	8,738	8,630
Average shares outstanding - diluted YTD	8,823	8,670

For additional information contact: F. Michael Johnson (251) 431-7813.